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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 15


        Certification and Notice of Termination of Registration under
           Section 12(g) of the Securities Exchange Act of 1934 or Duty to File Reports under Sections 13 and 15(d) of the
                       Securities Exchange Act of 1934


                                      Commission File
                                      Numbers     33-71002
                                                  33-71002-01


                HORIZON CELLULAR TELEPHONE COMPANY, L.P.
                      HORIZON FINANCE CORPORATION
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      (Exact name of registrants as specified in their charters)


      101 Lindenwood Drive, Suite 125, Malvern, PA 19355    610-651-5900
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        (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

         11-3/8% Series B Senior Subordinated Discount Notes due 2000
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           (Title of each class of securities covered by this Form)

                                     N/A
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         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend
                          the duty to file reports:

        Rule 12g-4(a)(1)(i)   / /               Rule 12h-3(b)(1)(ii) / /
        Rule 12g-4(a)(1)(ii)  / /               Rule 12h-3(b)(2)(i)  / /
        Rule 12g-4(a)(2)(i)   / /               Rule 12h-3(b)(2)(ii) / /
        Rule 12g-4(a)(2)(ii)  / /               Rule 15d-6           / /
        Rule 12h-3(b)(1)(i)   /X/

Approximate number of holders of record as of the certification or notice date: 14


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        Pursuant to the requirements of the Securities Exchange Act of 1934,
Horizon Cellular Telephone Company, L.P. and Horizon Finance Corporation have caused this certification/notice to be signed on their behalf by the undersigned hereunto duly authorized.

                                     HORIZON CELLULAR TELEPHONE
                                     COMPANY, L.P. (a Delaware
                                     Limited Partnership)

                                     BY: KCCGP, L.P., its General Partner

                                     BY: HORIZON G.P., INC., its
                                         (Corporate) General Partner


Date: October 21, 1996               BY: /s/ Bruce M. Hernandez
                                        ---------------------------------
                                          Bruce M. Hernandez, Vice
                                          President-Finance and Chief
                                          Financial Officer

                                     HORIZON FINANCE CORPORATION


Date: October 21, 1996               BY: /s/ Bruce M. Hernandez
                                        ---------------------------------
                                        Bruce M. Hernandez, Vice President





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